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Contact:   Mace Security International, Inc.
           1000 Crawford Place
           Mount Laurel, New Jersey 08054
           www.mace.com
           ------------
           Louis D. Paolino, Jr., CEO, President & Chairman
           Gregory Krzemien, CFO & Treasurer
           Eduardo Nieves, Jr., Investor Relations
           (609) 235-2709

                                                           FOR IMMEDIATE RELEASE

   MACE SECURITY INTERNATIONAL ANNOUNCES THE COMPLETION OF THE ACQUISITION OF
                       INNOVATIVE CONTROL SYSTEMS, INC.,
                   A WINDOWS(R)-BASED MANAGEMENT CONTROL SYSTEM

Mount Laurel, New Jersey, July 19, 1999 -- Mace Security International, Inc. ("MSI") (Nasdaq:MACE) today announced that it has completed the acquisition of Innovative Control Systems, Inc. ("ICS"). ICS is the premier supplier and developer of computerized management control systems for the car wash, lube center and convenience stores industries. The ICS system is Windows(R)-based and can link multiple car wash locations on the internet through a Virtual Private Network. The system incorporates advanced computerized tunnel controllers, cash management and video monitoring features. ICS's revenues are at a present annualized run rate of approximately $6,000,000.

Louis D. Paolino, Jr., President, CEO and Chairman of MSI, said, "MSI is very pleased to have completed the acquisition of ICS. ICS's highly efficient control system, which can link car wash locations through the internet, gives MSI immediate 'real time' control of incoming revenue and moment to moment access to key business activities." He added, "Furthermore, this acquisition is a crucial element in MSI's continued growth and the effective implementation of its strategic objective to establish the nation's first coast to coast car wash and car care company."

Kevin Detrick, President of ICS, said, "Our Tunnel Master and Vision Master systems will provide the controls needed by MSI to establish and effectively manage a nationwide operation. In addition, we are highly enthusiastic about providing our Windows(R)-based systems to the entire car wash and car care industries."

Mace Security International, Inc. is a publicly traded company which owns and operates car washes and is also a leading producer of less lethal defense sprays for the consumer market and a marketer of consumer safety and security products.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties, including but not limitation, risks relating to the financial outcomes of the planned business and growth strategies, that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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